Schedule 1
10-f3 Report

Smith Barney Appreciation Fund Inc.

June 1, 2003 through August 31, 2003

				Trade							% of
Issuer				Date		Selling Dealer		Shares	Price	Issue (1)
Citadel Broadcasting Corp.	7/31/2003	Goldman Sachs		33,050	$19.000	0.34%A

(1) Represents purchase by all affiliated funds and discretionary accounts; May not exceed 25% of the principal amount of the offering.

A - Includes purchase of $797,050 by other Smith Barney Mutual Funds.